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                                        Filed pursuant to Rule 424(b)(3) and (c)
                                                   Registration Number 333-75646

                                January 22, 2002

PROSPECTUS SUPPLEMENT
(to prospectus dated January 16, 2002)

                                  $172,500,000

                                 [PROVINCE LOGO]

                 4 1/4% CONVERTIBLE SUBORDINATED NOTES DUE 2008

                                   ----------

         This prospectus supplement supplements our prospectus dated January 16, 2002 relating to the sale by certain of our securityholders or by their transferees, pledgees, donees or other successors of up to $172,500,000 principal amount at maturity of our 4 1/4% Convertible Subordinated Notes due 2008 and the shares of our common stock issuable upon their conversion. You should read this supplement in conjunction with the prospectus. This supplement is qualified by reference to the prospectus, except to the extent the information in this supplement supersedes the information contained in the prospectus.

                             Selling Securityholders

         The following table provides information regarding the principal amount at maturity of notes owned beneficially by certain of our selling securityholders, the percentage of outstanding notes held by such securityholders, and the number of shares of our common stock each securityholder would own beneficially upon conversion of its entire principal amount of notes.

         The table below supplements or amends the table of securityholders contained on pages 44 through 46 of the prospectus. Accordingly, the information contained in the table supersedes the information in the prospectus with respect to each securityholder listed below. This information was furnished to us by the listed securityholder on or before January 22, 2002. Because selling securityholders may at any time trade all or some of the notes listed without providing notice of such transactions to us, the table below may not reflect the exact value of notes held by each selling securityholder on the date hereof.

                                                                                      Percentage of              Number of Shares
                                                  Principal Amount of Notes               Notes                  of Common Stock
         Name of Selling Securityholder              Owned and Offered                 Outstanding               That May be Sold
         ------------------------------           -------------------------           -------------              ----------------
Chrysler Corporation Master Retirement Trust....         $2,745,000                        1.59                      66,057

De AM Convertible Arbitrage FD..................          5,500,000                        3.19                     132,356

Delta Air Lines Master Trust (c/o Oaktree
  Capital Management, LLC)......................            490,000                          *                       11,791

Lancer Securities Cayman........................          1,000,000                          *                       24,064

Microsoft Corporation...........................          1,310,000                          *                       31,524

Palladin Securities, LLC........................          2,000,000                        1.16                      48,129

Partner Reinsurance Company, Ltd................            455,000                          *                       10,949

State Employees' Retirement Fund of the State
  of Delaware...................................          1,125,000                          *                       27,072